Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-179744

HESS CORPORATION

Pricing Term Sheet dated June 19, 2014

Issuer:	Hess Corporation
Trade Date:	June 19, 2014
Expected Settlement Date:	June 24, 2014 (T+3)
Ratings (Moody’s / S&P)*:	Baa2 / BBB (Stable / Stable)

1.30% Notes due 2017

Aggregate Principal Amount:	$300,000,000
Maturity:	June 15, 2017
Interest Rate: Interest Payment Dates: Price to Public: Purchase Price to Underwriters:	1.30% per year (payable semi-annually)
June 15 and December 15, beginning December 15, 2014
99.881% of the principal amount
99.431% of the principal amount
Benchmark Treasury:	0.875% due June 15, 2017
Spread to Benchmark Treasury:	+40 basis points
Benchmark Treasury Price / Yield:	99-25 3/4 / 0.941%
Yield to Maturity:	1.341%
Make-Whole Call:	T+7 basis points
Par Call:	None.
CUSIP / ISIN No.:	42809HAE7 / US42809HAE71

3.50% Notes due 2024

Aggregate Principal Amount:	$300,000,000
Maturity:	July 15, 2024
Interest Rate: Interest Payment Dates: Price to Public: Purchase Price to Underwriters:	3.50% per year (payable semi-annually)
January 15 and July 15, beginning January 15, 2015
99.327% of the principal amount
98.677% of the principal amount
Benchmark Treasury:	2.500% due May 15, 2024
Spread to Benchmark Treasury:	+95 basis points
Benchmark Treasury Price / Yield:	98-28 / 2.630%
Yield to Maturity:	3.580%
Make-Whole Call: Par Call: CUSIP / ISIN No.:	T+15 basis points (at any time before April 15, 2024)
On or after April 15, 2024
42809HAF4 / US42809HAF47

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc. BNP Paribas Securities Corp. Goldman, Sachs & Co.

Senior Co-Managers:

Citigroup Global Markets Inc.

DNB Markets, Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A. (Intesa)

BBVA Securities Inc.

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Mizuho Securities USA Inc.

SG Americas Securities, LLC

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533; Morgan Stanley & Co. LLC toll-free at (866) 718-1649, RBS Securities Inc. toll-free at (866) 884-2071, BNP Paribas Securities Corp. toll-free at (800) 854-5674 or Goldman, Sachs & Co. toll-free at (866) 471-2526.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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